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Scott D. Peters, Chief Executive Officer and President G REIT, Inc. 1551 N. Tustin Ave., Suite 200 Santa Ana, CA 92705 877-IRS-1031 714-667-8252 www.1031NNN.com	Media Contact: Jill Swartz 714-667-8252 ext. 251 jswartz@1031nnn.com

G REIT, INC. ANNOUNCES THE SALE OF AMBER OAKS V

Santa Ana, California, October 2, 2006 – Scott D. Peters, Chief Executive Officer and President of G REIT, Inc., is pleased to announce the sale of Amber Oaks V on behalf of G REIT, Inc. The disposition closed on September 29, 2006.

Amber Oaks V was sold for $46,837,000 to Chase Merritt who was represented by Voit Commercial Brokerage. Thomas C. Young and David Mellor of Triple Net, Jeff Hanson of Grubb & Ellis at the time and Max Moss of Trammell Crow Company represented G REIT. Amber Oaks V was originally purchased in January 2004 for $35,525,000.

Amber Oaks V is a five-building Class A office portfolio totaling 282,000 square feet located in northwest Austin, Texas. The property was part of an eight building corporate park complex built during 1999-2001. Triple Net currently manages four additional buildings in the corporate park. The property is currently 93% leased and major tenants include URS Corporation and ACS State Healthcare.

In 2005 G REIT sold two properties and in 2006, pursuant to the plan of liquidation, G REIT has sold three properties, listed 22 additional properties for sale and has seven properties currently under contract for sale. In G REIT’s June 30, 2006 Form 10-Q quarterly report, management estimated a cumulative net liquidation value of approximately $10.97 per share of common stock. A detailed description of the plan of liquidation is available in G REIT’s definitive proxy statement filed with the Securities and Exchange Commission on January 13, 2006.

Triple Net Properties, LLC serves as the advisor to G REIT, Inc. and manages its day-to-day operations. Triple Net Properties, LLC manages a growing portfolio of over 31 million square feet of commercial properties including over 4 million square feet of multi-family properties with a combined market value of over $4.2 billion from their headquarters in Santa Ana, California and numerous regional offices. Triple Net and affiliates are currently buying and selling properties throughout the United States.